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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE



Contact:  Jeffrey Pollard, C.F.O.             Linda McManis
          MC Informatics, Inc.                MC Informatics, Inc.
          949-261-7100                        303-759-5511
          Fax: 949-261-7145                   Fax: 303-758-8011
          jpollard@mcinformatics.com
          --------------------------



MC Informatics, Inc. Announces the acquisition of Inteck, Inc.

Irvine, CA (October 11, 1999) - MC Informatics, Inc. (OTCBB: MCIF) announced the purchase of all of the outstanding stock of Inteck, Inc., a privately held company with its corporate offices located in Denver, Colorado.

Inteck, Inc. is now part of MC Informatics, a leading provider of consulting, outsourcing and facilities management services to healthcare organizations. MC Informatics purchased the stock of Inteck effective as of October 1, 1999.

"Adding Inteck to our team expands our capabilities in our established centers of excellence" said David Koeller, President and Chief Operating Officer of MC Informatics. Koeller also stated that " Inteck has been a healthcare services solutions provider since 1982. We are gaining a wealth of expertise and proven experience that will benefit our clients." Currently Inteck is providing services to 17 healthcare organizations.

"We believe that by joining forces with MC Informatics, the combined entity, will be able to provide clients and healthcare organizations with the best quality services in IT consulting," said Donald Jacobs, president of Inteck.

Inteck's areas of expertise include strategic IT planning; information systems analysis; selection; and implementation; contract negotiations; network design and implementation; system integration; outsourcing; physician support services; and computer security.

MC Informatics, headquartered at 18881 Von Karman Ave., Suite 100, Irvine, CA 92612 provides consulting, outsourcing and facilities management services to healthcare organizations.


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This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the ability of the Company to successfully integrate the operations of Inteck, Inc. The Company is also subject to risks associated with competitive services, pricing ,service demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.